Voice Mobility

FOR IMMEDIATE RELEASE

Contacts	
Rob Collins	Investor Relations
Voice Mobility International Inc.	North America: 1.888.370.8751
604.482.0000	investors@voicemobility.com

Change in Management

VANCOUVER, BC, CANADA – November 4, 2009 – Voice Mobility International, Inc. (TSX: VMY, OTCBB: VMII and FWB: VMY), a Vancouver-based developer and provider of carrier and enterprise messaging solutions, announced today that effective immediately Randy Buchamer has stepped down as President and Chief Executive Officer, and has also resigned his seat on the company's board of directors. Randy Buchamer has agreed to provide transition services to the company and to aid in the engagement of a replacement Chief Executive Officer. The company has initiated a search and expects to announce a new Chief Executive Officer within sixty days.

"On behalf of Voice Mobility, we wish to thank Randy for his contribution over the past nine years and wish him well in the future," said William Krebs. "Randy leaves Voice Mobility well positioned for growth in the on-premise and hosted messaging segments and we hope to capitalize on the company's product strengths in those markets."

About Voice Mobility, Inc.

Voice Mobility develops and markets its unified communications product line to enterprise, campus and hosted customers. Our product line includes highly scalable Voicemail, Unified Communication, Fax Service, Interactive Voice Response, and Auto-Attendant applications, as well as unique features like Emergency Event Notification, Mobile Client functionality, Presence, Speech applications and Desktop integration with industry leading software providers. Migration options are available allowing the transfer of messages and data from legacy OCTel® messaging servers. For more information, visit www.voicemobility.com.